Exhibit 99.1

Pitney Bowes Announces Second Quarter 2013 Results

STAMFORD, Conn.--(BUSINESS WIRE)--July 30, 2013--Pitney Bowes Inc. (NYSE: PBI) today reported financial results for the second quarter 2013.

SECOND QUARTER HIGHLIGHTS

  Revenue of $1.2 billion, nearly flat to the prior year excluding the impacts of currency and a decline of less than 1%, as reported
    Double-digit revenue growth in Production Mail and Mail Services
    Continued moderation in decline of recurring revenue streams in the SMB group
  Adjusted EPS from continuing operations of $0.52
  Operating results and the loss on sale related to the European businesses of the Management Services segment recorded in discontinued operations. Prior period results have been reclassified to reflect this change.
  GAAP EPS loss of $0.05, which includes:
    $0.40 per share charge for goodwill impairment
    $0.07 per share charge for restructuring
    $0.10 per share loss in discontinued operations
  Free cash flow of $124 million; GAAP cash from operations of $147 million
  Retired $375 million of debt that matured in June
  Definitive agreement signed to sell the North America operations of Management Services to funds affiliated with Apollo Global Management, LLC
  Updates annual guidance for 2013

“Pitney Bowes is making solid progress on its transformative journey to improve the growth profile and profitability of the business,” said Marc Lautenbach, President and Chief Executive Officer. “The actions we have taken over the last six months and the results for this quarter are consistent with the Company’s long-term strategies that we detailed at Analyst Day in May.

“We are continuing to invest in the growth areas of our business, while at the same time becoming more efficient, flexible and focused to meet the changing needs of our clients. In addition, we have strengthened our balance sheet by further reducing debt and continue to drive operational excellence that will further enhance client and shareholder value.”

SECOND QUARTER 2013 RESULTS

Today, the Company announced that it has entered into a definitive agreement to sell the North America portion of its Management Services business to funds affiliated with Apollo Global Management, LLC. This business will be reflected as a discontinued operation in the third quarter.

During the second quarter, the Company entered into definitive agreements to sell the European businesses of Management Services and has reflected the results of these businesses in discontinued operations. Prior period results have been reclassified to reflect this change. Revenue this quarter excludes approximately $45 million for revenue associated with the European operations of Management Services.

Revenue for the quarter was $1.2 billion, which was a decline of less than 1% when compared to the prior year and nearly flat to the prior year excluding the impacts of currency. Revenue for the quarter benefited from double-digit growth in the Production Mail and Mail Services segments. International Mailing revenue was flat with the prior year excluding the impacts of currency. The growth areas were offset by lower recurring revenue streams in the SMB group, lower licensing revenue in the Software segment and lower revenue due to continued pricing pressure on some contract renewals in the Management Services segment.

As a result of lower than expected first half operating performance for the North America operations of Management Services, including pricing pressure on contract renewals and a longer than anticipated sales cycle for some of the new growth areas, future near-term cash flows are now estimated to be lower than originally projected. Accordingly, the Company performed a goodwill impairment review as of June 30, 2013. As a result, a non-cash, pre-tax goodwill impairment charge of $98 million was recorded in the second quarter.

Earnings per diluted share for the quarter, on a Generally Accepted Accounting Principles (GAAP) basis was a loss of $0.05 per share compared to income of $0.50 per share for the prior year. GAAP earnings per share include a non-cash, pre-tax goodwill impairment charge of $0.40 per share; a restructuring charge of $0.07 per share; and a loss from discontinued operations of $0.10 per share.

Adjusted earnings per diluted share from continuing operations for the quarter were $0.52 per share compared to $0.51 per share for the prior year. Adjusted earnings per share exclude the goodwill impairment charge; restructuring charge; and the loss from discontinued operations. Prior year adjusted earnings per share exclude a $0.02 loss from discontinued operations.

The tax rate on diluted earnings per share declined when compared to the prior year due to the favorable resolution of certain outstanding tax issues in several countries. This had a non-recurring benefit of $0.05 per share this quarter.

Earnings Per Diluted Share Reconciliation*	Q2 2013	Q2 2012
GAAP EPS	($0.05)	$0.50
Loss from discontinued operations	$0.10	$0.02
GAAP EPS from continuing operations	$0.05	$0.51
Restructuring	$0.07	-
Goodwill impairment	$0.40	-
Adjusted EPS from continuing operations	$0.52	$0.51

* The sum of the earnings per share may not equal the totals above due to rounding.

FREE CASH FLOW RESULTS

Free cash flow for the quarter was $124 million, while on a GAAP basis the Company generated $147 million in cash from operations. Free cash flow this quarter is lower than the prior year due to the timing of tax payments and working capital. There was also less of a benefit from the declines in finance receivables and bank reserve account deposits this quarter. Free cash flow on a year-to-date basis was $232 million and the Company generated $279 million in cash from operations on a GAAP basis. During the quarter, the Company used $47 million of cash for dividends and $11 million for restructuring payments. Also during the quarter, the Company retired $375 million of debt that matured in June 2013.

BUSINESS SEGMENT RESULTS

SMB Solutions Group

	2Q 2013	Y-O-Y Change	Change ex Currency
Revenue	$597 million	(3%)	(3%)
EBIT	$186 million	(2%)

Within the SMB Solutions Group:

North America Mailing
	2Q 2013	Y-O-Y Change	Change ex Currency
Revenue	$433 million	(5%)	(4%)
EBIT	$166 million	(1%)

During the quarter, North America Mailing continued to experience lower rates of decline in recurring revenue streams than in prior quarters and the prior year. The year-over-year rate of revenue decline also slowed due to improving trends in equipment sales in the current year. EBIT margin improved versus the prior year as a result of improved recurring revenue margins and cost reduction initiatives that offset the negative impacts of the lower mix of recurring revenue streams.

International Mailing
	2Q 2013	Y-O-Y Change	Change ex Currency
Revenue	$165 million	(1%)	0%
EBIT	$19 million	(11%)

International Mailing revenue benefited from increased sales of Connect+™ mailing systems in Europe. Increased equipment sales and supplies revenue in Asia Pacific also contributed to revenue performance this quarter. EBIT margin was adversely impacted by the equipment sales mix, which had lower margins.

Enterprise Business Solutions Group

	2Q 2013	Y-O-Y Change	Change ex Currency
Revenue	$561 million	2%	3%
EBIT	$64 million	(1%)

Within the Enterprise Business Solutions Group:

Worldwide Production Mail
	2Q 2013	Y-O-Y Change	Change ex Currency
Revenue	$145 million	18%	18%
EBIT	$14 million	143%

Production Mail revenue benefited from the installation of large production print and inserting equipment orders in North America. Demand for new products and printers resulted in a higher backlog at the end of the quarter. Supplies revenue grew as a result of the increased base of production print installations. EBIT margin improved versus the prior year due to the growth in revenue and cost reduction initiatives. The Company continued to invest in Volly™ but the EBIT impact was partially offset by licensing and services revenue from Australia Post.

Software
	2Q 2013	Y-O-Y Change	Change ex Currency
Revenue	$92 million	(8%)	(7%)
EBIT	$16 million	85%

Software revenue declined compared to the prior year due primarily to fewer large dollar licensing deals in North America. In addition, there continued to be weakness in the international markets, in part due to ongoing austerity measures in the public sector. Compared to the first quarter results, revenue improved due to increased sales effectiveness. EBIT margin improved significantly versus the prior year and the prior quarter due to cost reduction initiatives that have resulted in a more variable cost structure.

Management Services
	2Q 2013	Y-O-Y Change	Change ex Currency
Revenue	$175 million	(3%)	(3%)
EBIT	$15 million	4%

Management Services results exclude the European businesses, which are now reflected as discontinued operations. Revenue for the quarter declined due to continued pricing pressure on contract renewals. EBIT margin improved compared to the prior year despite the decline in revenue due to lower operating costs associated with ongoing productivity programs.

Mail Services
	2Q 2013	Y-O-Y Change	Change ex Currency
Revenue	$119 million	10%	10%
EBIT	$15 million	(46%)

Mail Services revenue benefited from increased transactions associated with the Company’s ecommerce solutions for cross-border package delivery, as well as growth in presort volumes for both Standard mail and First Class mail. EBIT margin was impacted by the ongoing investments and costs related to building out the infrastructure of the Company’s ecommerce offering. Prior year EBIT included a $4 million insurance reimbursement related to the fire at the Company’s Dallas presort facility, which adversely impacted year-over-year comparisons.

Marketing Services
	2Q 2013	Y-O-Y Change	Change ex Currency
Revenue	$30 million	(17%)	(17%)
EBIT	$4 million	(44%)

Marketing Services revenue and EBIT declined due to lower fees for certain marketing category contract renewals when compared to the prior year.

2013 GUIDANCE UPDATE

This guidance discusses future results which are inherently subject to unforeseen risks and developments. As such, discussions about the business outlook should be read in the context of an uncertain future, as well as the risk factors identified in the safe harbor language at the end of this release and as more fully outlined in the Company's 2012 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission.

The Company is updating its 2013 annual guidance from continuing operations to reflect results to-date and the Management Services businesses in discontinued operations in the second half of the year.

The Company now expects annual revenue, excluding the impacts of currency, to be in the range of a 1 percent decline to 2 percent growth when compared to the 2012 pro-forma revenue of $3,983 million, which excludes the revenue of Pitney Bowes Management Services.

The Company now expects GAAP earnings per diluted share from continuing operations to be in the range of $1.07 to $1.22. This guidance includes restructuring charges recorded to date of $0.07 per share and excludes any additional actions that may occur as the Company implements plans to further streamline its operations and reduce costs. The guidance includes a goodwill impairment charge of $0.40 per share related to the Management Services business. This guidance also includes $0.08 per share for costs associated with the debt tender in the first quarter.

Adjusted earnings per diluted share from continuing operations are now expected to be in the range of $1.62 to $1.77.

The Company expects free cash flow to now be in the range of $575 million to $675 million.

OTHER

As a result of signing the definitive agreement for the sale of the North America Management Services business in the third quarter, the Company anticipates recording an after-tax charge in discontinued operations in the range of $0.40 per share to $0.50 per share primarily related to the difference between the Company’s book and tax basis in this business.

Conference Call and Webcast

Management of Pitney Bowes will discuss the Company’s results in a broadcast over the Internet today at 8:00 a.m. EDT. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the Company’s web site at www.pb.com.

About Pitney Bowes

Pitney Bowes provides technology solutions for small, mid-size and large firms that help them connect with customers to build loyalty and grow revenue. Many of the company’s solutions are delivered on open platforms to best organize, analyze and apply both public and proprietary data to two-way customer communications. Pitney Bowes includes direct mail, transactional mail and call center communications in its solution mix along with digital channel messaging for the Web, email and mobile applications.

Pitney Bowes: Every connection is a new opportunity™. www.pb.com.

The Company's financial results are reported in accordance with generally accepted accounting principles (GAAP). The Company uses measures such as adjusted earnings per share, adjusted income from continuing operations and free cash flow to exclude the impact of special items like restructuring charges, tax adjustments, and goodwill and asset write-downs, because, while these are actual Company expenses, they can mask underlying trends associated with our business. Such items are often inconsistent in amount and frequency and as such, the adjustments allow an investor greater insight into the current underlying operating trends of the business.

The use of free cash flow provides investors insight into the amount of cash that management could have available for other discretionary uses. It adjusts GAAP cash from operations for capital expenditures, as well as special items like cash used for restructuring charges, unusual tax payments and contributions to its pension funds. Management uses segment EBIT to measure profitability and performance at the segment level. EBIT is determined by deducting the related costs and expenses attributable to the segment. Segment EBIT excludes interest, taxes, general corporate expenses not allocated to a particular business segment, restructuring charges and goodwill and asset impairments, which are recognized on a consolidated basis. In addition, financial results are presented on a constant currency basis to exclude the impact of changes in foreign currency exchange rates since the prior period under comparison. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the intervening period.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information may also be found at the Company's web site www.pb.com/investorrelations.

This document contains “forward-looking statements” about our expected or potential future business and financial performance. For us forward-looking statements include, but are not limited to, statements about our future revenue and earnings guidance and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: mail volumes; the uncertain economic environment; timely development, market acceptance and regulatory approvals, if needed, of new products; fluctuations in customer demand; changes in postal regulations; interrupted use of key information systems; management of outsourcing arrangements; changes in business portfolio; foreign currency exchange rates; changes in our credit ratings; management of credit risk; changes in interest rates; the financial health of national posts; and other factors beyond our control as more fully outlined in the Company's 2012 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three and six months ended June 30, 2013 and 2012, and consolidated balance sheets at June 30, 2013 and March 31, 2013 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except per share data)
	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Revenue:
Equipment sales	$243,644	$224,235	$458,643	$444,414
Supplies	72,337	70,522	146,624	146,887
Software	100,482	104,551	187,494	208,901
Rentals	136,775	145,497	273,154	285,886
Financing	115,929	122,948	232,691	249,696
Support services	163,178	171,254	328,664	344,772
Business services	325,862	327,350	649,207	655,447

Total revenue	1,158,207	1,166,357	2,276,477	2,336,003

Costs and expenses:
Cost of equipment sales	128,426	106,718	237,763	203,634
Cost of supplies	22,692	20,863	45,954	44,734
Cost of software	21,435	24,404	42,141	45,497
Cost of rentals	26,424	31,851	54,179	62,076
Financing interest expense	19,798	20,642	39,673	41,781
Cost of support services	104,282	112,123	212,291	227,210
Cost of business services	248,715	242,010	495,611	485,952
Selling, general and administrative	376,559	380,656	748,014	779,852
Research and development	31,501	33,811	64,836	67,884
Restructuring charges and asset impairments	19,955	(585)	19,955	(585)
Goodwill impairment	97,787	-	97,787	-
Other interest expense	31,347	30,353	62,086	59,720
Interest income	(1,302)	(2,003)	(3,050)	(3,736)
Other income, net	-	4,372	25,121	1,138

Total costs and expenses	1,127,619	1,005,215	2,142,361	2,015,157

Income from continuing operations before income taxes	30,588	161,142	134,116	320,846

Provision for income taxes	15,160	53,113	42,899	68,211

Income from continuing operations	15,428	108,029	91,217	252,635

(Loss) income from discontinued operations, net of income tax	(20,067)	(3,812)	(23,756)	14,846

Net (loss) income before attribution of noncontrolling interests	(4,639)	104,217	67,461	267,481

Less: Preferred stock dividends of subsidiaries attributable
to noncontrolling interests	4,594	4,594	9,188	9,188

Net (loss) income - Pitney Bowes Inc.	$(9,233)	$99,623	$58,273	$258,293

Amounts attributable to common stockholders:
Income from continuing operations	$10,834	$103,435	$82,029	$243,447
Loss (income) from discontinued operations	(20,067)	(3,812)	(23,756)	14,846

Net (loss) income - Pitney Bowes Inc.	$(9,233)	$99,623	$58,273	$258,293

Basic earnings per share attributable to common stockholders (1):
Continuing operations	0.05	0.52	0.41	1.22
Discontinued operations	(0.10)	(0.02)	(0.12)	0.07

Net (loss) income - Pitney Bowes Inc.	$(0.05)	$0.50	$0.29	$1.29

Diluted earnings per share attributable to common stockholders (1):
Continuing operations	0.05	0.51	0.41	1.21
Discontinued operations	(0.10)	(0.02)	(0.12)	0.07

Net (loss) income - Pitney Bowes Inc.	$(0.05)	$0.50	$0.29	$1.29

(1)	The sum of the earnings per share amounts may not equal the totals above due to rounding.

(2)	Certain prior year amounts have been reclassified to conform to the current year presentation.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited in thousands, except per share data)

Assets	June 30, 2013	December 31, 2012
Current assets:
Cash and cash equivalents	$608,568	$913,276
Short-term investments	22,898	36,611

Accounts receivable, gross	604,068	748,469
Allowance for doubtful accounts receivable	(15,528)	(20,219)
Accounts receivable, net	588,540	728,250

Finance receivables	1,158,795	1,213,776
Allowance for credit losses	(26,277)	(25,484)
Finance receivables, net	1,132,518	1,188,292

Inventories	141,061	179,678
Current income taxes	30,578	51,836
Other current assets and prepayments	158,812	114,184
Assets held for sale	71,052	-

Total current assets	2,754,027	3,212,127

Property, plant and equipment, net	351,606	385,377
Rental property and equipment, net	230,759	241,192

Finance receivables	960,480	1,041,099
Allowance for credit losses	(9,824)	(14,610)
Finance receivables, net	950,656	1,026,489

Investment in leveraged leases	33,606	34,546
Goodwill	2,012,752	2,136,138
Intangible assets, net	143,451	166,214
Non-current income taxes	93,318	94,434
Other assets	563,027	563,374

Total assets	$7,133,202	$7,859,891

Liabilities, noncontrolling interests and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$1,563,069	$1,809,226
Current income taxes	225,208	240,681
Notes payable and current portion of long-term obligations	-	375,000
Advance billings	448,129	452,130
Liabilities held for sale	50,331	-

Total current liabilities	2,286,737	2,877,037

Deferred taxes on income	44,460	69,222
Tax uncertainties and other income tax liabilities	144,260	145,881
Long-term debt	3,654,032	3,642,375
Other non-current liabilities	685,002	718,375

Total liabilities	6,814,491	7,452,890

Noncontrolling interests (Preferred stockholders' equity in subsidiaries)	296,370	296,370

Stockholders' equity:
Cumulative preferred stock, $50 par value, 4% convertible	4	4
Cumulative preference stock, no par value, $2.12 convertible	613	648
Common stock, $1 par value	323,338	323,338
Additional paid-in-capital	198,938	223,847
Retained Earnings	4,689,969	4,744,802
Accumulated other comprehensive loss	(723,523)	(681,213)
Treasury Stock, at cost	(4,466,998)	(4,500,795)

Total Pitney Bowes Inc. stockholders' equity	22,341	110,631

Total liabilities, noncontrolling interests and stockholders' equity	$7,133,202	$7,859,891

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
June 30, 2013
(Unaudited)

(Dollars in thousands)	Three Months Ended June 30,
	2013	2012	% Change
Revenue

North America Mailing	$432,889	453,484	(5%)
International Mailing	164,556	165,480	(1%)
Small & Medium Business Solutions	597,445	618,964	(3%)

Production Mail	144,986	123,067	18%
Software	92,242	99,874	(8%)
Management Services	174,708	180,562	(3%)
Mail Services	119,058	108,045	10%
Marketing Services	29,768	35,845	(17%)
Enterprise Business Solutions	560,762	547,393	2%

Total revenue	$1,158,207	1,166,357	(1%)

EBIT (1)

North America Mailing	$166,363	$167,870	(1%)
International Mailing	19,285	21,758	(11%)
Small & Medium Business Solutions	185,648	189,628	(2%)

Production Mail	13,617	5,594	143%
Software	15,729	8,487	85%
Management Services	14,735	14,222	4%
Mail Services	15,484	28,464	(46%)
Marketing Services	4,181	7,503	(44%)
Enterprise Business Solutions	63,746	64,270	(1%)

Total EBIT	$249,394	$253,898	(2%)

Unallocated amounts:
Interest, net (2)	(49,843)	(48,992)
Corporate and other expenses	(51,221)	(44,349)
Restructuring and asset impairments	(19,955)	585
Goodwill impairment	(97,787)	-

Income from continuing operations before income taxes	$30,588	$161,142

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses, restructuring, goodwill and asset impairments.
(2)	Interest, net includes financing interest expense, other interest expense and interest income.

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
June 30, 2013
(Unaudited)

(Dollars in thousands)	Six Months Ended June 30,
	2013	2012	% Change
Revenue

North America Mailing	$863,264	914,789	(6%)
International Mailing	332,011	333,494	(0%)
Small & Medium Business Solutions	1,195,275	1,248,283	(4%)

Production Mail	263,788	238,083	11%
Software	172,963	200,201	(14%)
Management Services	351,278	360,702	(3%)
Mail Services	237,913	222,681	7%
Marketing Services	55,260	66,053	(16%)
Enterprise Business Solutions	1,081,202	1,087,720	(1%)

Total Revenue	$2,276,477	2,336,003	(3%)

EBIT (1)

North America Mailing	$320,868	$346,041	(7%)
International Mailing	37,034	41,755	(11%)
Small & Medium Business Solutions	357,902	387,796	(8%)

Production Mail	16,672	8,373	99%
Software	20,619	19,179	8%
Management Services	29,097	26,210	11%
Mail Services	34,833	62,709	(44%)
Marketing Services	6,167	12,320	(50%)
Enterprise Business Solutions	107,388	128,791	(17%)

Total EBIT	$465,290	$516,587	(10%)

Unallocated amounts:
Interest, net (2)	(98,709)	(97,765)
Corporate and other expenses	(114,723)	(98,561)
Restructuring and asset impairments	(19,955)	585
Goodwill impairment	(97,787)	-

Income from continuing operations before income taxes	$134,116	$320,846

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses, restructuring, goodwill and asset impairments.
(2)	Interest, net includes financing interest expense, other interest expense and interest income.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

GAAP income from continuing operations
after income taxes, as reported	$10,834	$103,435	$82,029	$243,447
Restructuring charges and asset impairments	13,493	(912)	13,493	(912)
Goodwill impairment	81,638	-	81,638	-
Sale of leveraged lease assets	-	-	-	(12,886)
Extinguishment of debt	-	-	15,325	-
Income from continuing operations
after income taxes, as adjusted	$105,965	$102,523	$192,485	$229,649

GAAP diluted earnings per share from
continuing operations, as reported	$0.05	$0.51	$0.41	$1.21
Restructuring charges and asset impairments	0.07	(0.00)	0.07	(0.00)
Goodwill impairment	0.40	-	0.40	-
Sale of leveraged lease	-	-	-	(0.06)
Extinguishment of debt	-	-	0.08	-
Diluted earnings per share from continuing
operations, as adjusted	$0.52	$0.51	$0.95	$1.14

GAAP net cash provided by operating activities,
as reported	$146,875	$268,452	$279,035	$339,832
Capital expenditures	(34,602)	(38,722)	(73,441)	(88,751)
Restructuring payments	10,980	21,630	27,255	47,875
Pension contribution	-	-	-	95,000
Tax payments on sale of leveraged lease assets	-	15,671	-	84,904
Reserve account deposits	1,138	28,008	(26,189)	2,334
Extinguishment of debt	-	-	25,121	-

Free cash flow, as adjusted	$124,391	$295,039	$231,781	$481,194

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

GAAP income from continuing operations
after income taxes, as reported	$10,834	$103,435	$82,029	$243,447
Restructuring charges and asset impairments	13,493	(912)	13,493	(912)
Goodwill impairment	81,638	-	81,638	-
Sale of leveraged lease assets	-	-	-	(12,886)
Extinguishment of debt	-	-	15,325	-
Income from continuing operations
after income taxes, as adjusted	105,965	102,523	192,485	229,649
Provision for income taxes, as adjusted	37,771	53,440	75,306	85,240
Preferred stock dividends of subsidiaries
attributable to noncontrolling interests	4,594	4,594	9,188	9,188
Income from continuing operations, as adjusted	148,330	160,557	276,979	324,077
Interest expense, net	49,843	48,992	98,709	97,765
Adjusted EBIT	198,173	209,549	375,688	421,842
Depreciation and amortization	56,475	67,237	113,702	131,607

Adjusted EBITDA	$254,648	$276,786	$489,390	$553,449

CONTACT:
Pitney Bowes Inc.
Editorial
Sheryl Y. Battles, 203-351-6808
VP, Corp. Communications
or
Financial
Charles F. McBride, 203-351-6349
VP, Investor Relations
Website – www.pitneybowes.com